UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2015

Willis Group Holdings Public Limited Company

(Exact name of registrant as specified in its charter)

Ireland	001-16503	98-0352587
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Willis Group Limited, 51 Lime Street, London, EC3M 7DQ, England and Wales

(Address, including Zip Code, of Principal Executive Offices)

Registrant’s telephone number, including area code: (44) (20) 3124 6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	2015 Long-Term Incentive Program Amendment.

On October 21, 2015, the Compensation Committee (the “Committee”) of the Board of Directors of Willis Group Holdings Public Limited Company, a company organized under the laws of Ireland (the “Company”), approved an amendment to the Company’s 2015 long-term incentive (“LTI”) program pursuant to which the named executive officers of the Company are eligible to receive grants of options, time-based restricted share units and performance-based restricted share units. The amendment is contingent upon the closing of the proposed merger of the Company with Towers Watson & Co.

Under the performance goals that applied to the performance-based restricted share units granted under the 2015 LTI program prior to the amendment, 50% of the target award was eligible to vest based on the attainment of organic commission and fees goals and the remaining portion of the award was eligible to vest based on the attainment of adjusted EBITDA goals. The performance goal that will apply after giving effect to the proposed merger is based on relative total shareholder return (“TSR”) of the ordinary shares of the Company during the performance period commencing January 1, 2015 and ending December 31, 2017. Under the relative TSR goal, attainment of the goal is based on the Company’s TSR compared to the TSR of the companies comprising the S&P 500. Depending on the attainment level of the TSR performance goal, up to 125% of the target award is eligible to vest. The performance-based restricted share unit award that was granted on May 11, 2015 to Dominic Casserley, the Chief Executive Officer of the Company, under the 2015 LTI program was amended to reflect the amended performance goals. The performance-based restricted share units granted to certain employees, which may include a named executive officer of the Company, continue to be subject to the “TSR Multiplier” right, which was approved on July 23, 2014 and provides for a potential increase to the amount payable under award based on terms that were previously disclosed.

Additionally, pursuant to the amendment, executive officers who will be leaving the Company during 2016 as a result of the merger will receive grants of time-based restricted share units at target in lieu of performance-based restricted share units.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 27, 2015	WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY

	By:	/s/ Matthew Furman
Matthew Furman
Group General Counsel